Exhibit 10.19

September 23, 2010

Byron D. Finn

1907 Kevin Drive

Conyers, GA 30013

Dear Byron,

Please accept this as a formal offer of employment by SunLink ScriptsRx, (the “Company” or “SunLink”) effective September 30, 2010 as the President. You will earn a base salary of $16,666.66 per month (equates to $200,000.00 when factored annually.) While employed by SunLink you will devote your full working time to your duties as assigned to you by the CEO or designee of SunLink Health Systems, Inc.

In addition to your base salary you will have an annual fiscal year target incentive opportunity with the potential to earn up to 60% of your base salary based on the following criteria:

•

Un-weighted discretionary criteria to be set each year by the Board of Directors and CEO of SunLink Health Systems, Inc. and as approved by the SunLink Health Systems, Inc. Compensation Committee. The un-weighted discretionary criteria would normally be Carmichael’s and it subsidiaries EBITDA and cash collections (based generally on 100% of net revenue less bad debts.) Discretionary criteria may also include non-financial objectives such as systems work, staff development, etc.,

The following are also being extended to you:

•

A lump sum payment in the amount of $25,000.00 for moving and incidental costs upon your move to the Crowley, Louisiana area (no later than December 31, 2010). This shall also cover temporary living costs in Louisiana and aid in the sale of your current residence and shall be paid on October 1, 2010.

•	Eligibility to participate in new or existing equity plans when and as approved by the SunLink Health System Inc. Compensation Committee.

•

A ‘change of control’ severance if Carmichael’s or SunLink ScriptsRx is sold and you are not retained by the buyer (other than a buyer comprised of existing SunLink shareholders or you) for ninety days thereafter, and severance if terminated for other than death, disability or cause in the amount of six months base pay (not to duplicate any change of control severance).

The following benefits are also available to you:

•	13.33 hours of vacation accrued per month while employed less than 10 years. Upon 10 years of service, the accrual rate shall increase thereafter in accordance with SunLink’s corporate policy.

•	3.34 hours of sick time accrued per month.

•	Ten paid annual holidays.

•	Reimbursement of cell phone expense per SunLink policy.

•

Medical and/or prescription coverage for employee, spouse, and dependent(s) as provided generally to SunLink’s corporate employees. This coverage is currently a PPO plan through Blue Cross/Blue Shield.

•	Dental coverage for employee, spouse, and dependent(s) as currently provided to SunLink’s corporate employees. This coverage is currently issued through Delta Dental.

•

Long Term Disability (LTD) coverage as provided generally to SunLink’s Corporate employees, which currently includes a benefit of 60% of your gross monthly income not to exceed $10,000.00 and for which benefits begin after you have been absent from work for 90 days or more because of a covered accident or sickness. This coverage is currently issued through Sun Life Assurance Company.

•

Term life insurance as generally provided to employees of SunLink Corporate. The current coverage amount is 1 x your annual salary not to exceed $300,000.00. This insurance is currently issued through Sun Life Assurance Company.

•	Eligibility to participate in the Company’s 401k plan with annual discretionary match administered through Diversified Investment Advisors.

Voluntary benefits available to you are:

•	Vision care insurance through VSP

•	Optional employee, spousal and child(ren) life through SunLife Assurance

•	Flexible Spending Account (FSA) through Flex Corp, Inc. (based on calendar year)

•	Short-term disability with a 14 day elimination period and 90 day duration of benefits through SunLife Assurance Company

•	Critical Illness and Accident coverage through Allstate

Benefit eligibility is the first of the month after 90 days of active continuous employment.

This offer is contingent upon the following:

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Your ability to verify your identity and establish your right to work in the United States, as required by the Immigration Reform and Control Act of 1986. (To be completed with new hire papers upon start of employment.)

•

Successful results of background, reference and credential checks. (Please complete the enclosed pre-employment disclosure & release form and employment application and return to Human Resources as soon as possible.)

Acceptance of this offer constitutes acknowledgement of your status as an ‘at will’ employee. As such, you understand that either you or SunLink Health Systems, Inc. may terminate the employment relationship at any time. This letter is not intended to alter your ‘at will’ status.

In consideration of the Company entering into this employment agreement, you agree to Non-Disclosure, No Denigration and Non-Competition undertakings with SunLink and SunLink Health Systems, Inc., substantially as provided in the attached Exhibit A.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.	Date:	September 23, 2010
Robert M. Thornton, Jr.
President and CEO

ACCEPTED:

/s/ Byron D. Finn		Date:	September 24, 2010
Byron D. Finn

Exhibit A

Non-Disclosure. Without SunLink’s prior express written consent, you will not, whether during or after employment with SunLink, in any manner whatsoever, except as necessary to fulfill any obligation to SunLink as a director, officer or employee, (i) furnish, disclose or make accessible to any person or entity, (ii) assist any person or entity in obtaining or learning, or (iii) use, any confidential or proprietary information which is owned or held by SunLink or any subsidiary or affiliate in any form.

Upon termination of your employment with SunLink, you shall surrender any such tangible confidential or proprietary information, including all copies thereof, to SunLink immediately upon SunLink’s written request. You shall continue to adhere to all of your obligations hereunder and shall not thereafter make use of such confidential information for any purpose until such information ceases to be confidential or becomes part of the public domain through no fault of yours.

No Denigration. You will not at any time denigrate, ridicule or intentionally criticize the Corporation, SunLink or any of their Subsidiaries or affiliates or any of their respective services, products, properties, employees, officers or directors, including without limitation, by way of news, interviews, or the expression of personal view, opinions or judgments to the news media.

Non-Competition. So long as you shall be receiving payments pursuant to this Agreement, including severance payments, you shall not, directly or indirectly, as a principal or solely or jointly with others as a director, officer, agent, employee, consultant, or partner, stockholder or limited partner owning more than four percent (4%) of the stock of or equity interest in, or securities exercisable for or convertible into more than four percent (4%) of the stock of, or equity interest in, any corporation, limited partnership or other entity, without SunLink’s prior written consent (i) carry on or engage in any Competitive Operation; (ii) give advice to, or otherwise act on behalf of, a Competitive Operation; (iii) lend or allow your name or reputation to be used in or by a Competitive Operation; or (iv) carry on in any other manner a Competitive Operation. This covenant shall extend to each and every county in any state in the United States in which the business of SunLink Health Systems, Inc. or its subsidiaries and affiliates has been carried on, as well as to those other areas of the world where SunLink Health Systems, Inc.’s or SunLink’s business(es) has been conducted. For purposes of this Agreement “Competitive Operation” shall mean any business operation or enterprise that engages in substantial and direct competition with any business operation actively conducted by SunLink Health Systems, Inc.’s or SunLink or any of its subsidiaries or affiliates.